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                      [THE SPORTS CLUB COMPANY LETTERHEAD]



                                  NEWS RELEASE


For Immediate Release                   CONTACT:  John M. Gibbons
---------------------                   President and
                                        Chief Operating Officer
                                        The Sports Club Company, Inc.
                                        (310) 479-5200



             THE SPORTS CLUB COMPANY ENTERS INTO A LEASE TO DEVELOP
                         SPORTS AND FITNESS COMPLEX AT
                   ROCKEFELLER CENTER IN MANHATTAN, NEW YORK


LOS ANGELES, CA (March 2, 1998) -- The Sports Club Company, Inc. (AMEX:SCY) today announced that it has signed a lease for 89,000 square feet at the International Building in Rockefeller Center. The Company will develop and operate a full-service sports and fitness complex comparable to The Sports Club/LA and Reebok Sports Club/NY.

"Our 'urban country club' concept has been well received in New York and at The Sports Club/LA, and we look forward to the opportunity to develop and manage another luxury Sports Club in New York," said D. Michael Talla, Chairman and Chief Executive Officer. "We believe this site is the best location in mid-town Manhattan for a Sports Club," concluded Mr. Talla.

The new Club, which is expected to open in the second half of 1999, will offer a wide variety of fitness options including complete weight training gyms with state-of-the-art equipment, cardiovascular center, basketball, volleyball, exercise classes, spin, sports specific and private training programs. The Club will also offer a variety of other services and amenities including a full service day-spa, hair salon, cafe' and a grill overlooking the plaza at Rockefeller Center.

The Sports Club Company operates upscale health and fitness clubs throughout the country. In addition to The Sports Club/LA and its sister clubs Reebok Sports Club/NY, The Sports Club/Las Vegas and The Sports Club/Irvine, the Company operates ten Spectrum Clubs and has other luxury Sports Clubs in Boston, San Francisco and Washington, D.C. and two other Spectrum Clubs in Southern California in various stages of development.

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